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                                                                Exhibit 23(a)


                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Voluntary Investment Pension Plan for Hourly Employees of The Timken Company of our reports (a) dated February 3, 2000, with respect to the consolidated financial statements and schedule of The Timken Company included in its Annual Report (Form 10-K) and (b) dated June 23, 2000, with respect to the financial statements and schedules of the Voluntary Investment Pension Plan for Hourly Employees of The Timken Company included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                                   /s/ ERNST & YOUNG LLP


Canton, Ohio
December 22, 2000